U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Perenchio,                        John                  G.
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   (Last)                           (First)             (Middle)

                        1999 Avenue of the Stars, Suite 3050
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                                    (Street)

                        Los Angeles, California 90067
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   (City)                           (State)              (Zip)

     Univision Communications Inc. (UVN)
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2.   Issuer Name and Ticker or Trading Symbol



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3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


     March 21, 2003
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4.   Statement for Month/Day/Year



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5.   If Amendment, Date of Original (Month/Day/Year)

     Director
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                4.                             5.               Owner-
                                                                Securities Acquired (A) or     Amount of        ship
                                                   3.           Disposed of (D)                Securities       Form:     7.
                                   2A.             Transaction  (Instr. 3, 4 and 5)            Beneficially     Direct    Nature of
                      2.           Deemed Ex-      Code         ------------------------------ Owned Follow-    (D) or    Indirect
1.                    Transaction  ecution Date,   (Instr. 8)               (A)                ing Reported     Indirect  Beneficial
Title of Security     Date (Month/ if any (Month/  ------------   Amount    or     Price       Transaction(s)   (I)       Ownership
(Instr. 3)            Day/Year)    Day/Year)       Code     V               (D)                (Instr. 3 and 4) (Instr.4) (Instr. 4)
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

Class A Common Stock  3/21/03      3/21/03          S             7,000      D     26.48       3,925
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Class A Common Stock  3/21/03      3/21/03          S               600      D     26.60       3,925
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                      10.
                                                                                                           9.         Owner-
                                                                                                           Number     ship
                                                                                                           of         Form
            2.                                                                                            Deriv-     of
            Conver-                             5.                              7.                        ative      Deriv-  11.
            sion                                Number of                       Title and Amount          Secur-     ative   Nature
            or                                  Derivative    6.                of Underlying     8.      ities      Secur-  of
            Exer-            3A.       4.       Securities    Date              Securities        Price   Bene-      ity:    In-
            cise    3.       Deemed    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially   Direct  direct
            Price   Trans-   Execution action   or Disposed   Expiration Date   ----------------  Deriv-  Owned      (D) or  Bene-
1.          of      action   Date, if  Code     of(D)         (Month/Day/Year)            Amount  ative   Following  In-     ficial
Title of    Deriv-  Date     any       (Instr.  (Instr. 3,    ----------------            or      Secur-  Reported   direct  Owner-
Derivative  ative   (Month/  (Month/   8)       4 and 5)      Date     Expira-            Number  ity     Trans-     (I)     ship
Security    Secur-  Day/     Day/      ------   ------------  Exer-    tion               of      (Instr. action(s)  (Instr. (Instr.
(Instr. 3)  ity     Year)    Year)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)      (Instr.4)  4)      4)
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


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
Explanation of Responses:


   /s/ John G. Perenchio                                     March 21, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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